Exhibit 10.1

AMENDMENT NO. 4 TO STRATEGIC ALLIANCE AGREEMENT

This Amendment No. 4 (“Amendment”), made this 15th day of January, 2016, by and between PPD Development, L.P., a Delaware limited partnership and successor in interest to PPD Development, LLC, with offices located at 929 North Front Street, Wilmington, NC 28401 (“PPD”) and VirtualScopics, Inc., with an address at 500 Linden Oaks, Second Floor, Rochester, New York 14625 (“VS”), shall be an amendment to the Strategic Alliance Agreement dated October 22, 2010 (“Agreement”), as amended. Capitalized terms used by undefined herein shall have the meaning ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, PPD and VS have entered into the Agreement which by its terms may be amended upon the mutual consent of the parties thereto;

WHEREAS, PPD and VS hereby mutually consent to amend the terms of the Agreement in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, for valuable consideration contained herein, and intending to be legally bound, the parties agree to make the following amendments to the Agreement, each such amendment to be effective as of April 11, 2016 (the “Effective Date”):

1.	The parties hereby agree to delete Section 3, Paragraph (a)(i) in its entirety (such Paragraph not to be replaced).

2.	The parties hereby agree to delete the following sentences within Section 3, Paragraph (a)(iii) in their entirety (such sentences not to be replaced):

“(iii) Where either party determines that an opportunity exists and is appropriate for the offering of the Joint Solution to that party’s customer or client, it is the parties’ mutual intent and commitment to collaborate, as needed, to propose the Joint Solution to that customer or client. Each party agrees to make a good faith effort to promote a Joint Solution for a Sponsor seeking services that could reasonably be addressed by the Joint Solution.”

3.	The parties hereby agree to delete Section 3, Paragraph (a)(iii)(C) in its entirety (such Paragraph not to be replaced).

4.	The parties hereby agree to delete Section 3, Paragraph (a)(iv) in its entirety (such Paragraph not to be replaced).

5.	The parties hereby agree to delete Section 3, Paragraph (a)(v) in its entirety and replace with the following sentence:

“(v) During the Term of this Agreement, VS agrees that it shall not provide preferred pricing to any other company or entity which performs clinical research services the same or similar to those provided by PPD or any PPD affiliate (collectively, “PPD Competitor”) which is better than that provided by VS hereunder to PPD.”

6.	The parties hereby agree to delete Section 3, Paragraph (c) in its entirety (such Paragraph not to be replaced).

7.	The parties hereby acknowledge and agree that their mutual intent in respect of this Amendment is to delete all the provisions of the Agreement relating to exclusivity, but to retain the legal framework within which the parties can continue to work together on a non-exclusive, non-preferential basis. As such, the parties hereby agree to make all other deletions necessary to achieve this aim.

8.	Upon execution, but with effect from the Effective Date, this Amendment shall be made a part of the Agreement and shall be incorporated by reference therein. Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall govern and control.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto by their duly authorized officers.

PPD Development, L.P.	VirtualScopics, Inc.
By: PPD GP, LLC
Its: General Partner

By:	By:
Name:	Name:
Title:	Title: